Exhibit 4.5

IMPERIAL TOBACCO GROUP PLC

THE IMPERIAL TOBACCO GROUP SHARESAVE SCHEME
(Adopted by the Company on 16 August 1996 and approved by the Inland Revenue on 3 December 1996
under reference number SRS1827)

ASHURST MORRIS CRISP
Broadwalk House,
5 Appold Street,
LONDON EC2A 2HA

Tel: 0171-638-1111
Fax: 0171-972-7990

THE IMPERIAL TOBACCO GROUP SHARESAVE SCHEME

INDEX

Clause	Description

1.	Definitions

2.	Commencement and Title

3.	Grant of Options

4.	Limitations on the issue of Shares

5.	Exercise Price

6.	Adjustment of Options

7.	Exercise of Options

8.	Lapse of Options

9.	Takeover and Liquidation

10.	Allotment and Listing

11.	Employment Rights

12.	Administration of the Scheme

13.	Termination of the Scheme

RULES OF THE IMPERIAL TOBACCO GROUP SHARESAVE SCHEME

1.                                            Definitions

In these Rules (unless the context otherwise requires) the following words and expressions have the following meanings:-

“Act”	the Income Tax (Earnings and Pensions) Act 2003;

“Adoption Date”	the date on which the Scheme is adopted by the Company in general meeting;

“Application Period”	such period as the Board may determine but being a period not less than fourteen days and not more than 21 days from an Invitation Date;

“Associated Company”	has the same meaning given to it in paragraph 47 of Schedule 3 to the Act except for the purposes of Rule 7(f) where it has the meaning given to it by paragraph 35(4) of Schedule 3 to the Act;

“Auditors”	the auditors for the time being of the Company;

“Board”	the Board of Directors for the time being of the Company (or the directors present at a duly convened meeting of such Board) or a duly authorised committee thereof;

“Bonus Date”

where Repayment under the relevant Savings Contract is taken as including the maximum bonus, the earliest date on which the maximum bonus is payable and in any other case the earliest date on which a bonus is payable under the Savings Contract;

“Commencement Date”	the date on which the Scheme is approved by the Inland Revenue under the Income Tax and Corporation Taxes Act 1988;

“Company”	Imperial Tobacco Group PLC;

“Continuous Service”

service with any company which is or was a Subsidiary (including service with such company before it became a Subsidiary) which shall be aggregated with service with a Participating Company provided all such service has been continuous.  In the case of an employee employed in employment by a Participating Company who is absent from such employment for any reason for a period during which such employee’s contract of service subsists, or by reason of maternity leave, and who then returns to such employment with a Participating Company then in calculating service any such period of absence shall be deemed to have formed part of his continuous service;

“Control”	has the same meaning as in Section 719 of the Act;

“Date of Grant”	the date on which the Grantor passes a resolution to grant an Option under Rule 3(D) below;

“Eligible Employee”

any employee (including a director holding a salaried employment or office) of a Participating Company who (a) on the relevant Date of Grant has achieved such period of Continuous Service not exceeding five years as the Board shall on or before the Invitation Date determine; (b) whose earnings from his office or employment are (or would be if there were any) general earnings to which section 15 to 21 of the Act applies; (c) who is not ineligible to participate in the Scheme by virtue of any of the provisions of the Act including in particular paragraph 11 of Schedule 3 to the Act;  and (d) who in the case only of a director holding a salaried employment or office, usually works at least twenty-five hours per week excluding time off permitted for meal breaks provided that the Board may treat any employee or director of a member of the Group who meets requirement (c) above as an Eligible Employee PROVIDED HOWEVER THAT at the Invitation Date no notice of termination of such employment has been served by either the employee concerned or his employing Participating Company;

“Exercise Price”	the price per Share at which a Participant may acquire Shares pursuant to the Scheme (as determined in accordance with Rule 5);

“Grantor”	either the Board or the Trustee;

“Group”

the Company and its Subsidiaries from time to time together with any such company as the Board and the Inland Revenue shall have agreed may participate pursuant to the terms of Schedule 3, paragraph 46 of the Act;

“Invitation Date”

the date upon which invitations to apply for Options are issued by the Board, being a date within forty-two days after the Commencement Date and thereafter within twenty-eight days after the date of public announcement of the annual or half yearly results of the Group;

“London Stock Exchange”	London Stock Exchange Limited;

“Option”	a right granted pursuant to the Scheme to acquire Shares;

“Participant”	a person who holds a Subsisting Option or (where the context admits) his personal representatives;

“Participating Company”	any member of the Group which the Board has designated as a member of the Scheme for the time being;

“Repayment”	in relation to a Savings Contract, the amount of the contributions repayable and, where relevant, of any bonus and/or interest payable on the termination of the Savings Contract;

“Savings Contract”

a certified contractual savings scheme within the meaning of Section 326 (2), (3) or (4) of the Income and Corporation Taxes Act 1988 with a Building Society or an institution authorised under the Banking Act 1987 as determined by the Board and which has been approved by the Inland Revenue for the purposes of Schedule 3 to the Act;

“Schedule 3”	Schedule 3 to the Act;

“Scheme”	the Imperial Tobacco Group Sharesave Scheme as amended from time to time;

“Share”	a fully paid ordinary share in the capital of the Company which satisfies paragraphs 18 to 22 of Schedule 3;

“Specified Age”	60;

“Subsidiary”	a subsidiary of the Company as defined in Section 736 of the Companies Act 1985 over which the Company has Control;

“Subsisting Option”	an Option to the extent that it has neither lapsed nor been exercised;

“Trustee”

the trustee or trustees for the time being of any employee trust established by the Company wholly or partly for the benefit of all or most of the persons for the time being employed or holding office with the Group or any Participating Company or Companies which has been designated by the Board as a trust out of which Options may be granted.

Where the context so permits the singular shall include the plural and vice versa and the masculine gender shall include the feminine.  Any reference to a statutory provision includes a reference to that provision as for the time being amended or re-enacted.

2.                                       Commencement and Title

The Scheme shall commence on the Commencement Date and shall be known as The Imperial Tobacco Group Sharesave Scheme.

3.                                       Grant of Options

(A)                              On or prior to an Invitation Date the Grantor may decide in its absolute discretion:-

(i)                                     whether to invite applications for the grant of Options; and

(ii)                                  whether to invite applications for three year Options, five year Options or seven year Options (or whether to offer Eligible Employees a choice).

(B)                                Where applications for the grant of Options are invited, such invitations shall be sent to all Eligible Employees and shall state:-

(i)                                     the Exercise Price or the method by which the Exercise Price for the Shares will be notified to Eligible Employees;

(ii)                                  the date being the last day of the Application Period by which applications for the grant of Options must have been received by the Board or such person as the Board may direct being not less than 14 nor more than 21 days after the date of issue of such invitations except in exceptional circumstances as determined by the Board; and

(iii)                               whether application may be made for three year Options, five year Options, seven year Options or any combination of them.

PROVIDED THAT any accidental failure or omission to deliver invitations to all Eligible Employees shall not invalidate the grant of Options pursuant to this Rule 3(B) to which such invitations relate.

(C)                                Applications for Options under the Scheme shall be in such form as the Board may require and each:-

(i)                                     must be accompanied by a duly completed application form to enter into one or more Savings Contracts under each of which the applicant will agree to make in multiples of £5 per month such specified contributions being not less than £5 per month nor (when aggregated with contributions made under any other savings contract linked to a savings related share option scheme approved under Schedule 3) more than £250 per month (or such other amounts as may from time to time be permitted under the Savings Contract) as shall secure on the Bonus Date, as nearly as may be, Repayments of an amount equal to that for which Shares may be acquired under his Option if exercised in full; and

(ii)                                  shall empower the Grantor or any person authorised by it:-

(a)                                  to amend the amount of the specified contribution referred to in Rule 3(C)(i) above to such lesser sum as shall secure on the Bonus Date, as nearly as may be, Repayments of an amount equal to that for which Shares may be acquired by the Participant in the event that the number of Shares for which an Eligible Employee applies for an Option has to be reduced in accordance with Rule 3(D) below;

(b)                                 to deduct from the Participant’s pay such contribution as shall be specified by the Participant pursuant to Rule 3(C)(i) or as may be amended pursuant to Rule 3(C)(ii)(a) above and pay the same on behalf of the Participant in discharge of the Participant’s obligations under the Savings Contract.

(D)                               Within thirty days or, in exceptional circumstances, such longer period as may have been agreed previously in writing with the Inland Revenue, of the date pursuant to Rule 5(A)(i) by reference to which the Exercise Price was determined or in a case where the number of shares over which Options are to be granted is determined by Rule 3(D) (ii) below, within forty-two days of such date and subject to the limitations and conditions contained in the Scheme, Options shall by resolution of the Grantor be granted to the Eligible Employees who have applied for them in accordance with the following provisions:-

(i)                                     Options shall be granted to the Eligible Employees in respect of all the Shares applied for by them; save that

(ii)                                  where the Board in its discretion considers that it is desirable to limit the number of Shares in respect of which Options are granted in relation to any invitation, then the following steps shall be carried out successively to the extent necessary to eliminate the excess over the limitation imposed

(a)                                  the excess over £5 of the monthly savings contribution chosen by each applicant shall be reduced pro rata to the extent necessary;

(b)                                 applications will be selected by lot, each based on a monthly savings contributions of £5 and the inclusion of no bonus in the Repayment under the Savings Contract.

(E)                                 No payment will be required from a Participant on the grant of an Option.  Each Participant will be issued with a certificate in the form from time to time agreed with the Inland Revenue.

(F)                                 No Option shall be capable of being transferred by a Participant.

(G)                                No Option shall be granted more than ten years after the Commencement Date.

(H)                               The number of Shares over which an Option is granted to any Eligible Employee must be so limited that the aggregate of the Exercise Price for those Shares does not exceed the Repayment under the Savings Contract entered into on the grant of such Option.

4.                                       Limitations on the issue of Shares

Subject to Rule 6 below, no Option shall be granted on any Date of Grant or proposed Date of Grant if, as a result:-

(A)                              the total number of Shares issued or committed to be issued during the ten years preceding such Date of Grant under this Scheme and under all other employee share schemes established by the Company would exceed 10% of the issued ordinary share capital of the Company on that Date of Grant; or

(B)                                the total number of Shares issued or committed to be issued during the preceding five years under the Scheme and under all other employee share schemes established by the Company would exceed 5% of the issued ordinary share capital of the Company on that Date of Grant;

PROVIDED that, for the avoidance of doubt, Shares which shall have been the subject of grants which lapse shall not be taken into account for the purposes of this Rule 4.

5.                                       Exercise Price

(A) Subject to Rule 6 below the Exercise Price shall be such amount as the Board shall determine being an amount not less than the greater of:-

(i)                                     subject to Rule 5(B), eighty per cent. of the middle market quotation per Share as derived from the Daily Official List of the London Stock Exchange for the dealing day immediately preceding the Invitation Date; and

(ii)                                  in the case of an Option to subscribe for Shares, the nominal value of a Share.

(B)                                For the purposes of an Option granted at any other time at which there shall be no dealings in the Shares, the Exercise Price shall be not less than eighty per cent. of such sum as may be agreed by the Inland Revenue in advance for the purposes of the Scheme to be the market value of a Share in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992.

6.                                       Adjustment of Options

In the event of any variation in the share capital of the Company whether by way of capitalisation of profits or reserves or by way of rights or any consolidation or sub-division or reduction of capital, or otherwise, then the number of Shares subject to any Subsisting Option and the Exercise Price may be adjusted by the Board in such manner and with effect from such date as the Board may determine to be appropriate provided always that:-

(A)                              any such adjustment shall not take effect without the prior approval of the Board of Inland Revenue;

(B)                                no such adjustment shall take effect until it has been referred to the Auditors and the Auditors have certified in writing to the Board that the adjustment is fair and reasonable in their opinion;

(C)                                the Exercise Price of an Option to subscribe for Shares shall not be adjusted below the nominal value of a Share (unless the Company in general meeting shall resolve to pay up any part of that nominal value out of distributable reserves).

7.                                       Exercise of Options

(A)                              An Option shall be exercisable during the period mentioned in Rule 7(C) below in respect of all or some of the Shares over which it was granted by the Participant completing a written notice in the prescribed form on the reverse of the certificate issued to the Participant under Rule 3(E) specifying the number of Shares in respect of which the Option is exercised together with a remittance for that number of Shares calculated by reference to the Exercise Price. The date of exercise of the Option shall be the date of receipt by the Company of such notice and payment.

(B)             It is a condition of the exercise of an Option under the Scheme that payment for the Shares shall be made only with monies not exceeding the amount of the Repayment to the Participant under the Savings Contract to which he has contributed in relation to the Option.  If upon the exercise of an Option the Repayment then due to a Participant under his Savings Contract is less than the amount required to pay for all the Shares in respect of which it is purportedly exercised, the Option shall be treated as exercised only in respect of such number of Shares as may be acquired by the amount of the Repayment and shall lapse as to the excess.

(C)             Save as otherwise provided, an Option may not be exercised until the Bonus Date.  Subject only to the provisions of Rule 7(G) below, no Option may be exercised later than six months after the Bonus Date.

(D)            Notwithstanding any other provision hereof no Option may be exercised at any time when the person seeking to exercise it is excluded from participation in this Scheme by virtue of either of paragraphs 10 and 11 of Schedule 3.

(E)              (i)                                     An Option shall cease to be exercisable upon the Participant ceasing to be an employee or director of any member of the Group (so as to hold no such employment or office) except where his so ceasing is by reason of:-

(a)                                  his retirement on reaching the Specified Age or such other age at which he is bound to retire in accordance with the terms of his employment; or

(b)                                 injury, disability or redundancy within the meaning of the Employment Rights Act 1996 or his office or employment either being in a company which ceases to be a Subsidiary or relating to a business or part of a business which is transferred to a person who or which is neither a Subsidiary nor a Participating Company; or

(c)                                  his leaving service at any time other than at a time specified in Rule 7(E)(i)(a) or (b) above, provided that such event occurs not earlier than three years from the Date of Grant of the Option;

in any of which circumstances the Option may be exercised at any time during the period of six months from the date on which he so ceases to be an employee or director of any member of the Group notwithstanding that the Bonus Date shall not have occurred.

(ii)                                  If, at the Bonus Date, a Participant holds an office or employment in a company which is not a Participating Company but which is:-

(a)                                  an Associated Company of the Company, or

(b)                                 a company of which the Company has Control,

the Participant may exercise his Option within six months of that Bonus Date.

(F)                                 For the purposes of Rule 7(E) above and Rule 9 below (but for no other purpose):-

(i)                                     a Participant shall not be regarded as ceasing to hold office or employment by reason of:-

(a)                                  his being or becoming employed by a company which ceases to be or is not a Participating Company but is nevertheless an Associated Company or is under the Control of the Company; or

(b)                                 his ceasing to be employed full-time but continuing to be employed on a part-time basis; and

(ii)                                  a Participant shall be regarded as ceasing to hold office or employment when he holds no employment with any of the Company, any Associated Company and any company Controlled by the Company.

(G)                                In the event of the death of a Participant prior to the Bonus Date the Option may be exercised by his personal representatives at any time during the period of twelve months commencing on the date of his death (but not later) and the personal representatives shall be entitled to do so notwithstanding that the Bonus Date has not occurred and in the event of the death of a Participant within six months commencing on the Bonus Date his personal representatives may exercise the Option at any time within twelve months commencing on the Bonus Date PROVIDED THAT such personal representatives shall not be entitled to exercise the Option if at the date of the Participant’s death the Participant was precluded from exercising the Option by reason of either of paragraphs 10 and 11 of Schedule 3.

(H)                               A Participant who reaches the Specified Age prior to the Bonus Date but continues to hold the office or employment by virtue of which he is eligible to participate in the Scheme may exercise the Option within six months after the date of his reaching the Specified Age.

(I)                                    If an Option becomes exercisable under any provision of the Scheme before the Bonus Date it shall be exercisable only over the number of Shares the aggregate Exercise Price of which equals (as nearly as may be) but does not exceed the Repayment made under the Savings Contract entered into on the grant of that Option but excluding any contributions made directly by the Participant except to the extent that such are (i) made pursuant to any special arrangements relating to absence from employment; or (ii) made at the same rate of contribution and at the same intervals as those contributions previously deducted from his salary pursuant to the provisions of Rule 3(C)(ii)(b) between the date of the Participant ceasing to be employed by the Group and the date on which the Option is exercised; and the Option shall cease to be exercisable over any Shares in excess of that number in respect of which it was granted.  For the avoidance of doubt, any Repayment under the Savings Contract shall exclude the Repayment of any contributions made in advance under the Savings Contract the due date for payment of which falls or would have fallen more than one month after the date on which Repayment is made.

(J)                                   An Option shall be exhausted and automatically cancelled immediately after it is first exercised notwithstanding that it shall not have been exercised in respect of all of the Shares over which the Option was granted.

8.                                       Lapse of Options

A Participant’s Option shall lapse and cease to be exercisable:-

(A)                                 upon the expiry of any of the periods for exercise under the provisions of Rule 7 (with the exception of paragraph (H) thereof) above and Rule 9 below, whichever shall first occur; or

(B)                                   if the Participant omits seven or more times to make a monthly payment due under his Savings Contract or gives notice under the Savings Contract requiring Repayment before the Bonus Date unless such non-payment or notice is in consequence of his ceasing to be an Eligible Employee by virtue of one of the causes mentioned in Rule 7 paragraphs (E) (G) or (H) above or in the circumstances of Rule 9 below.

9.                                       Takeover and Liquidation

(A)                              If any person obtains Control of the Company as a result of making:-

(i)                                     a general offer to acquire the whole of the issued share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

(ii)                                     a general offer to acquire all the shares in the Company which are of the same class as the Shares;

then any Subsisting Option may subject to paragraph (D) below be exercised within six months of the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied.

(B)                                If under Section 425 of the Companies Act 1985 the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a Scheme for the reconstruction of the Company or its amalgamation with any other company or companies, any Subsisting Option may subject to paragraph (D) below be exercised within six months of the Court sanctioning the compromise or arrangement.

(C)                                If any person becomes bound or entitled to acquire shares in the Company under Sections 428 to 430 of the Companies Act 1985 any Subsisting Option may subject to paragraph (D) below be exercised at any time when that person remains so bound or entitled.

(D)                               If as a result of the events specified in paragraphs (A) or (B) above a company has obtained Control of the Company, or if a company has become bound or entitled as mentioned in paragraph (C) above, any Participant may by agreement with that other company (the “Acquiring Company”) within the Appropriate Period as defined in paragraph 38(3) of Schedule 3 release any Subsisting Option of his in consideration of the grant of a new Option (the “New Option”) which satisfies the following conditions:-

(i)                                     the New Option shall be over shares in the Acquiring Company or another company which satisfies paragraph (b) or (c) of Paragraph 18 of Schedule 3 in relation to the Acquiring Company and shall satisfy the conditions specified in paragraphs 18 to 22 inclusive of Schedule 3;

(ii)                                  the New Option shall be a right to acquire such number of such shares in the Acquiring Company (or such other company) as shall have on the grant of the New Option an aggregate market value equal to the aggregate market value of the Shares subject to the Option immediately before its release and for this purpose market value shall be ascertained by the application of Rule 5(i) as at the date of release of the Option and grant of the New Option;

(iii)                               the New Option shall have an Exercise Price such that the aggregate price payable on complete exercise equals the aggregate price which would have been payable on complete exercise of the Option; and

(iv)                              the New Option shall be otherwise identical in terms to the Option

AND the New Option shall, for all other purposes of this Scheme, be treated as having been acquired at the same time as the Option in consideration of the release of which it is granted.  With effect from the release of any Option pursuant to this Rule 9, Rules 6, 7(A) and (B), this Rule 9 and Rule 10 of this Scheme shall in relation to the New Option be construed as if references therein to “the Company” were references to the Acquiring Company or, as the case may be, such other company and all the Rules (other than Rules 3 to 5 inclusive) shall in relation to the New Option be construed as if references therein to Shares were references to shares in the Acquiring Company or, as the case may be, such other company in respect of whose shares the New Option is granted.

(E)                                 If the Company passes a resolution for voluntary winding up, any Subsisting Option may be exercised within six months of the passing of the resolution.

(F)                                 For the purposes of this Rule 9 other than paragraph (D) above a person shall be deemed to have obtained Control of a Company if he and others acting in concert with him have together obtained Control of it.

(G)                                The exercise of an Option pursuant to the preceding provisions of this Rule 9 shall be subject to the provisions of Rule 7 above.

(H)                               Any Option shall lapse if:-

(i)                                     it shall not have been exercised by the expiry of any time limit for exercise set out in this Rule 9, whichever shall expire first;  and

(ii)                                  no agreement for the release of the Option shall have been entered into by the expiry of the first Appropriate Period to commence pursuant to paragraph (D) above.

10.                                 Allotment and Listing

(A)                              Subject to receipt of the appropriate remittance:-

(i)                                     Shares to be issued pursuant to the exercise of an Option will be allotted not later than thirty days after the exercise of the Option and will rank pari passu in all respects with the Shares in issue on the date of exercise save that they will not rank for any dividend or other distribution paid or made by reference to the date (known as the record date) on which entitlement to the dividend or distribution is fixed by reference to the Company’s register of members if that date falls prior to the date of exercise of the Option; and

(ii)                                  in the case of Shares to be transferred pursuant to the exercise of an Option, the Grantor shall transfer or procure that the Shares shall be transferred within 30 days after exercise of the Option, save that such Shares will not rank for any dividend or other distribution paid or made by reference to the date

(known as the record date) on which entitlement to the dividend or distribution is fixed by reference to the Company’s register of members if that date falls prior to the date of exercise of the Option.

(B)                                If the Shares are listed on the London Stock Exchange at the date of allotment of any Shares pursuant to the Scheme the Company will apply to the Council of the London Stock Exchange for permission for such Shares so allotted to be admitted to the Official List.  An application may be postponed at the discretion of the Board until application can be made in respect of such number of Shares as the Board considers appropriate.

11.                                 Employment Rights

(A)                              This Scheme shall not form part of any contract of employment between any member of the Group and any employee of any such company and the rights and obligations of any individual under the terms of his office or employment with any member of the Group shall not be affected by his participation in the Scheme or any right which he may have to participate therein

(B)                                Participation in the Scheme shall be on the express condition that:-

(i)                                     neither it nor cessation of participation shall afford any individual under the terms of his office or employment with any member of the Group any additional or other rights to compensation or damage; and

(ii)                                  no damages or compensation shall be payable in consequence of the termination of such office or employment (whether or not in circumstances giving rise to a claim for wrongful or unfair dismissal) or for any other reason whatsoever to compensate him for the loss of any rights the Participant would otherwise have had (actual or prospective) under the Scheme howsoever arising but for such termination; and

(iii)                               the Participant shall be deemed irrevocably to have waived any such rights to which he may otherwise have been entitled

(C)                                No individual shall have any claim against a member of the Group arising out of his not being admitted to participation in the Scheme which (for the avoidance of any doubt) is governed entirely by the Rules.

(D)                               No Participant shall be entitled to claim compensation from any member of the Group in respect of any sums paid by him pursuant to the Scheme or for any diminution or extinction of his rights or benefits (actual or otherwise) under any Option held by him consequent upon the lapse for any reason of any Option held by him or otherwise in connection with the Scheme and each member of the Group shall be entirely free to conduct its affairs as it sees fit without regard to any consequences under, upon or in relation to the Scheme or any Option or Participant

12.                                 Administration of the Scheme

(A)                              The Board may make and vary such regulations (not being inconsistent with the Scheme) as it thinks fit for the administration and implementation of the Scheme.  The Board’s decision on any matter concerning the Scheme or its interpretation (other than a matter to be certified by the auditors of the Company) shall be final and binding.

(B)                                The Board shall be entitled by resolution to amend all or any of the provisions of the Scheme as the Board thinks fit except that no alteration shall be made:-

(i)                                     to the advantage of Participants without the prior sanction of an ordinary resolution of the Company in general meeting except for minor amendments to benefit the administration of the Scheme and amendments to obtain and maintain favourable tax, exchange control or regulatory treatment for Participants in the Scheme or for any member of the Group;

(ii)                                  to any rights already accrued to any Participant which would be to the disadvantage of such Participant, without the prior consent of such Participant; or

(iii)                               in relation only to Options to purchase Shares, without the prior consent of the Trustee;

unless, in any such case, the alteration is necessary to comply with any legislation for the time being in force or with any conditions requisite to obtain or to maintain approval of the Inland Revenue for the Scheme AND provided that, at any time at which the Scheme is and is intended to remain so approved by the Inland Revenue, no amendment shall take effect unless and until such amendment shall have been approved by the Inland Revenue.

(C)                                Written notice of any alteration made in accordance with Rule 12(B) shall be given to all Participants.

(D)                               The Company shall keep available sufficient issued and/or unissued Shares in the capital of the Company to satisfy the exercise in full of all Options for the time being remaining capable of being exercised.

(E)                                 Participants shall be sent copies of any document having a material effect on their rights at the same time as such document is sent to holders of Shares.

(F)                                 The provisions of the Company’s Articles of Association for the time being in force with regard to the service of notices upon members of the Company shall apply mutatis mutandis to any notice to be given by the Company to Participants.  Any notice to be given by the Trustee to any Participant or Eligible Employee shall be sufficiently given if sent to his home address or place of work as last reported in writing to the Trustee by the Company.

(G)                                Notwithstanding anything to the contrary contained herein the Board may at any time and from time to time by resolution and without further formality amend the Scheme in any way to the extent necessary to render the Scheme capable of approval by the Board of Inland Revenue or any other governmental or other regulatory body pursuant to any present or future United Kingdom legislation.

(H)                               The Scheme shall be governed by English law.

13.                                 Termination of the Scheme

The Scheme may be terminated at any time by the Board or by the Company in general meeting but in any event shall terminate on the tenth anniversary of the Commencement Date and on such termination no further Options shall be granted, but the subsisting rights of Participants shall not be affected by such termination.

Imperial Tobacco Group PLC

SHARESAVE SCHEME

OPTION CERTIFICATE

Name of Option Holder

Address of Option Holder

Post Code

Option Certificate number

Number of shares granted under this option

Date of grant

This is to certify that the above named person was on the above date granted an option as specified for ordinary shares of [  ]p each in the capital of Imperial Tobacco Group PLC at an exercise price of [     ]p per share upon and subject to the terms of the Imperial Tobacco Group PLC Sharesave Scheme adopted by a resolution of Imperial Tobacco Group PLC in general meeting on

[                   ].

Signed on behalf of

Director	Secretary

NOTES:(1)	The option cannot be assigned or transferred.

(2)

In order to exercise your option please complete the Form of Exercise printed overleaf and send it together with a request for a cheque for the relevant exercise price of the shares and evidence of the amount repaid under your Sharesave contract to the Nationwide Building Society (or such other person as shall have been notified to you).

THIS DOCUMENT MUST BE RETAINED.  PLEASE KEEP IT IN A SAFE PLACE.  This certificate is issued as a matter of record only and is not a document of title.

Imperial Tobacco Group PLC

SHARESAVE SCHEME
FORM OF EXERCISE OF OPTION

To:	The Company Secretary

Imperial Tobacco Group PLC

(In order to exercise your option you should complete, sign and return this document to the Nationwide Building Society (or such other person as shall have been notified to you))

1.               I wish to exercise the option referred to on the reverse Option Certificate in respect of [             ] ordinary shares.  (Insert the number of shares in respect of which the option is exercised.  If you do not wish to exercise the option for all the shares shown on the attached certificate you may exercise options for a lesser number.)

2.               I enclose a cheque for £                 in favour of Imperial Tobacco Group PLC/Trustee being the total exercise price payable under this option for the above specified number of ordinary shares together with evidence of the amount repaid to me under my SAYE.

Personal Details

SURNAME	MR/MRS/MISS/MS

FIRST NAMES

HOME ADDRESS

POST CODE

SIGNATURE		DATE

NOTE:                                                       This option may be exercised only by the person to whom it was granted or their personal representative(s).

IF YOU ARE IN ANY DOUBT, PLEASE CONTACT YOUR/THE SCHEME ADMINISTRATOR